Exhibit 99.1

Cryoport Reports Record Second Quarter 2021 Revenue

▪	Record Revenue for Second Quarter of 2021 of $56.2 million

▪	Revenue increased 498% year over year, with continuing strong performance by MVE Biological Solutions and CRYOPDP

▪	Organic Revenue Growth of 55%

▪	Supporting a record 561 clinical trials and eight commercial therapies in regenerative medicine

NASHVILLE, Tennessee, August 5, 2021 - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced financial results for the three- and six-month periods ended June 30, 2021.

Jerrell Shelton, CEO of Cryoport, commented, “This was another strong quarter with excellent performance across all our business units driving both year-over-year growth and sequential growth compared with our record-breaking first quarter. Our total revenue for the quarter grew to a record $56.2 million with CRYOGENE and Cryoport Systems delivering a 55% organic growth rate year-over-year coupled with strong respective results from MVE Biological Solutions and CRYOPDP. This outstanding performance reflects the continuing successful execution of our overall growth strategy, and we expect to continue this momentum throughout the second half of 2021 and beyond as our market engagement strategies for MVE Biological Solutions and CRYOPDP are driving increasing synergies to reinforce their growth. And, of course, revenue from our eight commercial agreements and our continuously growing support of next generation and groundbreaking clinical trials continues to fuel organic growth.

“Our position as a leading life sciences supply chain partner to the regenerative medicine market has never been stronger, with Biopharma/Pharma revenue increasing 431% year over year in the second quarter of 2021 or 51% organically. We are now supporting a record 561 clinical trials, compared with 543 at the end of the first quarter of 2021 and 491 at the end of the second quarter of 2020, and eight commercial therapies in regenerative medicine, including SKYSONA™, a one-time gene therapy for the treatment of early cerebral adrenoleukodystrophy (CALD) by bluebird bio, which was granted marketing authorization by the European Commission on July 21, 2021.

“Our revenue for the three- and six-months ended June 30, 2021, as compared to the same periods in 2020 was as follows:

Cryoport, Inc. and Subsidiaries

Total revenues by market

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2021	2020	% Change	2021	2020	% Change
Biopharma/Pharma	$45,489	$8,566	431%	$87,877	$17,348	407%
Animal Health	8,394	220	3726%	17,394	447	3789%
Reproductive Medicine	2,308	603	283%	4,204	1,368	207%
Total revenues	$56,191	$9,389	498%	$109,475	$19,163	471%

“It is notable that Cryoport’s global platform continues to expand to meet the accelerating demand for our solutions from the regenerative medicine market. We believe this is of crucial importance, as evidenced by several global milestones in the regenerative medicine market in recent months, including the commercial launches of BREYANZI® and ABECMA® in the United States and Japan, the resumption of ZYNTEGLO™ marketing in the European Union (“EU”), YESCARTA®’s commercial approval in China, the approval of KYMRIAH® in South Korea, and recent news of manufacturing infrastructure build-outs for our clients, such as the new facilities for Bristol Myers Squibb in the Netherlands. To meet our growing global demand we now have 33 facilities in 16 countries. Following our two acquisitions in the second quarter of 2021, our family of companies now includes F-airGate, a provider of innovative temperature-controlled supply chain solutions, headquartered in Brussels, Belgium, and Critical Transport Solutions Australia Pty Ltd (“CTSA”), a market leader in providing premium healthcare logistics management services, specializing in time- and temperature-critical solutions for the medical and pharmaceutical industries based in Sydney, Australia. These additions to the Cryoport company portfolio are in strategic locations where hundreds of cell and gene therapy trials are underway as well as an increasing number of commercial approvals such as the marketing approval of Kymriah® in Australia in February 2021, providing us with stronger footholds to expand across both the EMEA region (Europe, Middle East and Africa) and Asia-Pacific (APAC) region,” said Mr. Shelton.

Biopharma/Pharma

Our total Biopharma/Pharma revenue increased by $36.9 million, or 431%, to $45.5 million for the second quarter of 2021 compared to $8.6 million for the second quarter of 2020, driven by strong revenue contributions from all business units. For the second quarter of 2021, Biopharma/Pharma revenue grew organically by $4.3 million, or 51%, to $12.9 million compared to second quarter in the prior year.

As of the end of the second quarter, we supported a net total of 561 clinical trials, compared with 491 at the end of the second quarter 2020 and 528 clinical trials as of December 31, 2020. The number of trials by phase and region are as follows:

A total of six (6) Cryoport supported Marketing Authorization Applications (MAAs) or Biologic License Applications (BLAs) were filed in the six months ended June 30, 2021, based on internal information and forecasts from the Alliance for Regenerative Medicine, of which three (3) were filed during the second quarter of 2021. Looking forward, we anticipate up to another nine (9) MAA or BLA submissions for Cryoport-supported products during the second half of 2021 and at this time an additional 12 filings in 2022.

Animal Health

Our revenue from the Animal Health market increased by $8.2 million, or 3,726%, to $8.4 million for the second quarter ended June 30, 2021, as compared to the same period in 2020 or 28% organically. This increase was driven by our acquisition of MVE Biological Solutions, which has a strong and longstanding presence in this market.

Reproductive Medicine

Reproductive Medicine revenue increased by $1.7 million, or 283%, to $2.3 million for the second quarter of 2021 compared to $0.6 million for the second quarter of 2020. This quarter saw the continuation of our enhanced market engagement strategy for our CryoStork® solution drive revenue growth, as well as increased activity as additional fertility clinic networks initiated distribution agreements with Cryoport Systems. MVE Biological Solutions also contributed revenue to our Reproductive Medicine market through its portfolio of cryogenic shipper and freezer solutions. We plan to continue to add new fertility clinics to our network globally in 2021 to drive increased adoption of our services as well as expand our support efforts within this space to EMEA and APAC.

Financial Highlights

•	Total revenue for the second quarter of 2021 increased to $56.2 million compared to $9.4 million for the second quarter of 2020, a year-over-year gain of 498% or 55% organically.

•	Biopharma/Pharma revenue increased to $45.5 million, a gain of 431% or $36.9 million for the second quarter of 2021 compared to $8.6 million for the second quarter of 2020 and increased 51% organically. Revenue from commercial therapies increased to $3.2 million, a gain of 26% or $0.7 million for the second quarter of 2021

•	Animal Health revenue increased to $8.4 million, a gain of 3,726% or $8.2 million for the second quarter of 2021 compared to $0.2 million for the second quarter of 2020, and increased 28% organically

•	Reproductive Medicine revenue increased to $2.3 million, a gain of 283% or $1.7 million for the second quarter of 2021 compared to $0.6 million for the second quarter of 2020 and increased 125% organically.

•	Total revenue for the six months ended June 30, 2021 increased to $109.5 million compared to $19.2 million for the second quarter of 2020, a year-over-year gain of 471% or 45% organically.

•	Biopharma/Pharma revenue increased to $87.9 million, a gain of 407% or $70.5 million for the six months ended June 30, 2021, compared to $17.3 million for the same period in 2020 and increased 41% organically. Revenue from commercial therapies increased to $5.8 million, a gain of 5% or $0.3 million for the six months ended June 30, 2021.

•	Animal Health revenue increased to $17.4 million, a gain of 3,789% or $16.9 million for the six months ended June 30, 2021, compared to $0.4 million for the same period in 2020 and increased 23% organically.

•	Reproductive Medicine revenue increased to $4.2 million, a gain of 207% or $2.8 million for the six months ended June 30, 2021, compared to $1.4 million for the same period in 2020 and increased 98% organically.

•	Gross margin was 45.2% for the second quarter of 2021 compared to 54.6% for the second quarter of 2020. Gross margin was 45.6% for the first half of 2021 compared to 54.2% for the first half of 2020. The gross margin was primarily impacted by the margin profiles and related margin contributions of the MVE Biological Solutions and CRYOPDP acquisitions completed October 1, 2020.

•	Operating costs and expenses increased by $18.2 million to $29.2 million for the second quarter of 2021 compared to $11.0 million for the second quarter of 2020. Operating costs and expenses increased by $35.0 million to $54.8 million for the first half of 2021 compared to $19.8 million for the first half of 2020. The second quarter and first half of 2021 include $13.9 million and $24.6 million, respectively, in operating costs and expenses related to MVE Biological Solutions and CRYOPDP. The remaining increase in operating costs and expenses of $4.2 million and $10.4 million for the second quarter and first half of 2021, respectively, is related to the further build out of our competencies, infrastructure, and technology development to support the continuing scaling of our business and demand for Cryoport’s solutions.

•	Net loss for the three and six months ended June 30, 2021 was $5.4 million and $8.9 million, compared to a net loss of $5.8 million and $9.7 million for the same periods in 2020, respectively.

•	Net loss attributable to common stockholders was $7.4 million, or $0.16 per share, for the second quarter of 2021, compared to a net loss attributable to common stockholders of $5.8 million, or $0.15 per share, for the second quarter of 2020. This was driven by a paid-in-kind dividend of $2.0 million and $4.2 million during the second quarter and first half of 2021, respectively, resulting from the private placement of Series C Preferred Stock with the Blackstone Group, completed in connection with the MVE Biological Solutions acquisition.

•	Adjusted EBITDA for the second quarter of 2021 was $5.9 million compared to an Adjusted EBITDA loss of $2.5 million for the second quarter of 2020, an increase of $8.5 million over the prior year second quarter. Adjusted EBITDA for the first half of 2021 was $12.9 million compared to an Adjusted EBITDA loss of $4.8 million for the first half of 2020, an increase of $17.7 million over the prior year period.

•	Cryoport reported $349.4 million in cash, cash equivalents and short-term investments as of June 30, 2021, compared with $93.3 million as of December 31, 2020. This amount includes net proceeds of approximately $269.8 million received from an underwritten public offering of 4,356,059 shares of its common stock, at a public offering price of $66.00 per share, during the first quarter of 2021.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Further information on Cryoport’s financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in Cryoport’s quarterly report on Form 10-Q for the three months ended June 30, 2021, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on August 6, 2021. The full report will be available on the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport Second Quarter 2021 In Review”, providing a review of Cryoport’s recent financial and operational performance and a general business update, will be issued at 4:05 pm EDT on Thursday, August 5, 2021. The document is designed to be read by investors before the questions and answers conference call and will be accessible at http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 pm ET on August 5, 2021. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	August 5, 2021
Time:	5:00 p.m. EDT
Dial-in numbers:	1-866-269-4264 (U.S.), 1-720-452-9102 (International)
Confirmation code:	Request the “Cryoport Call”
Live webcast:	‘Investor Relations’ section at www.cryoport.com or at http://public.viavid.com/index.php?id=145816. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

Questions and answers will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers, please follow http://public.viavid.com/index.php?id=145816. A dial-in replay of the call will also be available to those interested, until 11:59 p.m. ET on August 12, 2021. To access the replay, dial +1 844-512-2921 (United States) or +1 412-317-6671 (International) and enter replay pin number: 5085639.

About Cryoport, Inc.

Cryoport, Inc. (NASDAQ: CYRX) is redefining temperature-controlled supply chain support for the life sciences industry by continually broadening its platform of solutions and services, serving the Biopharma, Animal Health, and Reproductive Medicine markets. Through its family of companies, Cryoport Systems, MVE Biological Solutions, CRYOPDP and CRYOGENE, Cryoport provides strategic solutions that support the growing needs of these markets.

Cryoport's mission is to support life and health on earth through its advanced technologies, global supply chain network and dedicated scientists, technicians and supporting teams of professionals. Cryoport serves clients in life sciences research, clinical trials, and product commercialization. We support the creation of life, the sustaining of life and life-saving advanced cell and gene therapies in over 100 countries around the world. For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, plans, strategy, acquisitions, including CRYOPDP and MVE Biological Solutions, financial results and financial condition. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, including as a result of the COVID-19 pandemic and its variants, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the Company’s Securities and Exchange Commission (“SEC”) reports including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and any subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Elizabeth Barker

KCSA Strategic Communication

tfromer@kcsa.com / ebarker@kcsa.com

P: 1-212-896-1203

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenues:
Services revenues	$29,679	$9,389	$56,443	$19,163
Product revenues	26,512	-	53,032	-
Total revenues	56,191	9,389	109,475	19,163
Cost of revenues:
Cost of services revenues	16,742	4,262	32,294	8,778
Cost of product revenues	14,047	-	27,229	-
Total cost of revenues	30,789	4,262	59,523	8,778
Gross Margin	25,402	5,127	49,952	10,385
Operating costs and expenses:
Selling, general and administrative	24,688	9,026	46,076	16,138
Engineering and development	4,462	1,947	8,766	3,679
Total operating costs and expenses:	29,150	10,973	54,842	19,817
Loss from operations	(3,748)	(5,846)	(4,890)	(9,432)
Other income (expense):
Investment income	368	313	766	620
Interest expense	(1,164)	(398)	(2,373)	(401)
Other income (expense), net	(346)	178	(881)	(450)
Loss before provision for income taxes	(4,890)	(5,753)	(7,378)	(9,663)
Provision for income taxes	(499)	(50)	(1,538)	(83)
Net loss	$(5,389)	$(5,803)	$(8,916)	$(9,746)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	-	(4,196)	-
Net loss attributable to common stockholders	$(7,389)	$(5,803)	$(13,112)	$(9,746)
Net loss per share attributable to common stockholders - basic and diluted	$(0.16)	$(0.15)	$(0.29)	$(0.26)
Weighted average common shares outstanding - basic and diluted	45,757,532	38,281,087	44,786,403	37,914,818

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
(in thousands)	(unaudited)
Current assets:
Cash and cash equivalents	$60,357	$36,873
Short-term investments	289,056	56,444
Accounts receivable, net	38,102	31,377
Inventories	11,665	10,535
Prepaid expense and other current assets	12,574	11,928
Total current assets	411,754	147,157
Property and equipment, net	37,811	30,036
Operating lease right-of-use assets	17,936	14,044
Intangible assets, net	209,127	213,908
Goodwill	146,974	145,282
Deposits	947	1,184
Other long-term assets	759	794
Total assets	$825,308	$552,405

Current liabilities:
Accounts payable and other accrued expenses	$29,336	$24,844
Accrued compensation and related expenses	6,781	7,441
Deferred revenue	459	445
Operating lease liabilities	1,523	2,231
Finance lease liabilities	55	59
Total current liabilites	38,154	35,020
Convertible senior notes, net	111,729	111,344
Note payable	4,573	4,912
Contingent consideration	640
Operating lease liabilities, net	17,081	12,261
Finance lease liabilities, net	83	112
Deferred tax liability	4,843	5,882
Other long-term liabilities	176	176
Total liabilities	177,279	169,707
Total stockholders' equity	648,029	382,698
Total liabilities and stockholders' equity	$825,308	$552,405

Note Regarding Use of Non-GAAP Financial Measures

This news release contains the following non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934: adjusted EBITDA, organic revenue, and organic revenue growth.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, and charges or gains resulting from non-recurring events.

Organic revenue is a change in revenue adjusted for acquisitions of businesses that have been owned for less than twelve months. To present period-over-period organic revenues on a comparable basis, revenues are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period.

Organic revenue growth refers to the measure of comparing current period organic revenue with the corresponding period of the prior year.

These non-GAAP financial measures are not calculated in accordance with generally accepted accounting principles (GAAP), are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including adjusted EBIDTA, organic revenue, and organic revenue growth, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

In evaluating Cryoport's performance, management uses these non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Board of Directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in Cryoport's underlying business and performing related trend analyses, and they provide a better understanding of how management plans and measures Cryoport's underlying business.

Additionally, management believes organic revenue and organic revenue growth provide a useful measure to assess the performance of Cryoport and its business units and reportable segments, without the impact of recent acquisitions. Management believes organic revenue and organic revenue growth, when read in conjunction with Cryoport's GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's revenues.

Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
GAAP net loss	$(5,389)	$(5,803)	$(8,916)	$(9,746)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	4,950	844	9,787	1,669
Acquistion and integration costs	1,062	-	1,890	-
Investment income	(368)	(313)	(766)	(620)
Interest expense, net	1,164	398	2,374	401
Stock-based compensation expense	4,024	2,301	7,015	3,405
Income taxes	499	50	1,538	83
Adjusted EBITDA	$5,942	$(2,523)	$12,922	$(4,808)

Cryoport, Inc. and Subsidiaries

Organic revenue growth (non-GAAP) by market

(unaudited)

	Calculation of Organic Revenue for the Three Months Ended
	June 30, 2021			June 30, 2020
	Revenue		Organic	Revenue		Organic	Change in
	as		Revenue	as		Revenue	Organic Revenue
(in thousands)	Reported	Acquisitions	(Non-GAAP)	Reported	Acquisitions	(Non-GAAP)	$ Change	% Change
Biopharma/Pharma	$45,489	$32,576	$12,913	$8,566	$-	$8,566	$4,347	51%
Animal Health	$8,394	8,113	281	$220	-	220	61	28%
Reproductive Medicine	$2,308	952	1,356	$603	-	603	753	125%
Total revenues	$56,191	$41,641	$14,550	$9,389	$-	$9,389	$5,161	55%

Cryoport, Inc. and Subsidiaries

Organic revenue growth (non-GAAP) by market

(unaudited)

	Calculation of Organic Revenue for the Six Months Ended
	June 30, 2021			June 30, 2020
	Revenue		Organic	Revenue		Organic	Change in
	as		Revenue	as		Revenue	Organic Revenue
(in thousands)	Reported	Acquisitions	(Non-GAAP)	Reported	Acquisitions	(Non-GAAP)	$ Change	% Change
Biopharma/Pharma	$87,877	$63,360	$24,517	$17,348	$-	$17,348	$7,169	41%
Animal Health	$17,394	16,842	552	$447	-	447	105	23%
Reproductive Medicine	$4,204	1,498	2,706	$1,368	-	1,368	1,338	98%
Total revenues	$109,475	$81,700	$27,775	$19,163	$-	$19,163	$8,612	45%